Exhibit 4.1

ICON plc
2013 Employees Restricted Share Unit Plan
(as amended and restated effective as of 11th May, 2015)

1.   Purposes.

The ICON plc 2013 Restricted Share Unit Plan, as amended and restated (the “Plan”) was originally established pursuant to a resolution of Directors dated 23rd April, 2013, and was amended and restated pursuant to a resolution of Directors dated 24th April, 2015, as an employee share scheme as defined in Section 2 of the Companies (Amendment) Act 1983.  The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, and (c) linking Employees directly to shareholder interests through increased share ownership.  The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Share Units and Other Share-Based Awards.  The Plan shall be governed by, and construed in accordance with, the laws of Ireland.

2.   Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means any Restricted Share Unit or Other Share-Based Award granted to an Employee under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award which may be included electronically or in writing.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary or if no such designation can be made under applicable law, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Change in Control” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganisation (however effected, including by general offer or court-sanctioned compromise, arrangement or scheme), if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganisation is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g) “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan.

(h) “Company” means ICON plc, an Irish corporation and its successor corporations.

(i) “Dividend Equivalent” means a right to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares.

(j)  “Effective Date” has the meaning set forth in Section 7(l) below.

(k)  “Employee” means (a) an employee of the Company or any Subsidiary and (b) a director holding a salaried employment or office with the Company or any Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.  References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m) “Fair Market Value” means the market price of Shares, determined by the Committee as follows: (i) if Shares are listed on a stock exchange on the date in question, then the Fair Market Value shall be equal to the higher of Par Value and the closing price reported for such date by the applicable composite-transactions report or, if the Shares were not traded on that day, the next preceding day that the Shares were traded; and (ii) if Shares are not traded on a stock exchange on the date in question, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.  Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal, Eastern Edition, USA. Such determination shall be conclusive and binding on all persons.

(n) “Group” means the Company and its Subsidiaries.

(o) “Ordinary Share” means one ordinary share in the capital of the Company.

(p) “Other Share-Based Award” means a right, granted under Section 5(c), that relates to or is valued by reference to Shares.

(q) “Par Value” means €0.06.

(r) “Participant” means an Employee who has been granted an Award under the Plan.

(s) “Plan” means this ICON plc 2013 Employee Restricted Share Unit Plan as amended and restated as of the Effective Date.

(t) “Restricted Share Unit” means a right, granted under Section 5(b), to receive Shares or cash at the end of a specified deferral period.

(u) “Shares” means Ordinary Shares.

(v) “Subsidiary” means any company, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock (e.g., issued shares) of such company.  A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(w) “Termination of Service” means, unless otherwise defined in an applicable Award Agreement, either (i) the termination of the Participant’s employment or directorship with the Company or its Subsidiaries, as the case may be (whether by reason of dismissal, resignation, operation of law or otherwise, and irrespective of the application or otherwise of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003); or (ii) where a Participant is employed by a Subsidiary of the Company, the Participant’s employer ceases to be such a Subsidiary; unless in either case the Participant immediately thereafter becomes an employee or director of the Company or another Subsidiary of the Company.  For the avoidance of doubt, temporary absences from employment which do not involve a termination of the Participant’s employment (including absences because of illness, vacation, statutory leave or leave of absence) shall not be considered a Termination of Service.

3.   Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan: (i) select Employees to whom Awards may be granted; (ii) determine the type, number, vesting requirements and other conditions of such Awards; (iii) interpret the Plan; (iv) to prescribe the form of each Award Agreement, which need not be identical for each Employee; (v) to accelerate the vesting of all or any portion of any Award and (vi) make all other decisions relating to the operation of the Plan.  The Committee may adopt such rules or guidelines as it deems appropriate from time to time to implement the Plan.  The Committee’s determinations under the Plan shall be final and binding on all persons.

(b) Manner of Exercise of Committee Authority.  The Committee shall have sole discretion in exercising its authority under the Plan.  Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Employees, any person claiming any rights under the Plan from or through any Employee, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to any of its members or to other members of the Board or officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan.  No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Authority under 409A.  Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

4.   Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 4(b) hereof, (i) the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 4,100,000.  No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved for issuance under the Plan in the preceding sentence.  If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan.

(b) In the event of a subdivision of the Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the issued Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a capitalisation of profits or reserves, a rights issue, a reduction of capital, a spin-off or other similar corporate transaction or event that affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall make appropriate adjustments in one or more of (a) the number and kind of Shares available for future Awards under Section 4(a); (b) the definitions of Shares and/or Ordinary Share; (c) the number and kind of Shares covered by each outstanding Award; and (d) the purchase price, if any, relating to any Award.  Except as provided in this Section 4(b), a Participant shall have no rights by reason of any issue by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of any class.  In addition, the Committee is authorized to make adjustments in the terms and conditions of and the criteria and performance objectives, if any, included in Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(c) In the event that the Company is a party to a merger, takeover, Change in Control or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization, the terms of the relevant scheme of arrangement or other applicable transaction agreement.  Such agreement may provide, without limitation, for one or more of the following: (i) the continuation or assumption of outstanding Awards by the Company or the surviving company (the term “surviving company” for purposes of this Section 4(c) shall include reference to an acquiring company in a takeover situation) or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms for such outstanding Awards (and, if the Company is not a publicly traded entity, substitution of shares with equity of the surviving corporation or its parent with substantially the same terms as the outstanding Shares); (iii) cancellation of all or any portion of the outstanding Awards (and the expiration of the balance, as appropriate) in exchange for a cash payment of the excess, if any, of the Fair Market Value at the date of cancellation of the Shares subject to such outstanding Awards or portion thereof being canceled over the aggregate purchase price, if any, with respect to such Awards or portion thereof being canceled; or (iv) the acceleration of the vesting of all or a portion of such outstanding Awards (and the expiration of the balance, as appropriate) to take effect at such time before or after completion of the merger, takeover, Change in Control or other reorganization as the Committee shall in its absolute discretion determine, all in any case without the Participant’s consent.  In the event that the transaction agreement or document does not provide for any of the above, the Board has discretion to determine whether any one or more of (i) to (iv) will apply to all or any portion of such outstanding Awards.

(d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5.   Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 5.  In addition, the Committee may impose on any Award in the Award Agreement, at the date of grant or thereafter (subject to Section 7(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards in the event of Termination of Service by the Participant.  Each Award shall be evidenced by an Award Agreement to be executed or accepted electronically by the Participant within such time as the Committee may specify.

(b) Restricted Share Units.  The Committee is authorized to grant Restricted Share Units to Employees, subject to the following terms and conditions:

(i) Award and Restrictions.  Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.  The Committee may determine that settlement of any Award (and distribution of Shares in connection therewith) is subject to and conditioned on payment by the Participant of any sum specified in the Award Agreement.

(ii) Forfeiture.  Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(iii) Dividend Equivalents.  The applicable Award Agreement may provide, as of each date on which a cash dividend is paid on Shares, that Dividend Equivalents on the specified number of Shares covered by the Award will be paid with respect to such Restricted Share Units at the dividend payment date either (A) in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) by increasing the number of Restricted Share Units subject to a Restricted Share Unit Award by that number of Restricted Share Units (including fractional units) determined by (i) multiplying the amount of such dividend (per Share) by the number of Restricted Share Units subject to the Award immediately before the payment of the dividend, and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend; and any such additional Restricted Share Units so credited shall have the same deferral and forfeiture provisions as the Restricted Share Units with respect to which they are credited.

(c) Other Share-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries.  The Committee shall determine the terms and conditions of such Awards at date of grant.  Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(c) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(c).

6.   Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted to Employees either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of an Employee to receive payment from the Company or any Subsidiary.  Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(b) Term of Awards.  The term of each Award granted to a Participant shall be for such period as may be determined by the Committee.

(c) Form of Payment Under Awards.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary upon the grant or vesting of an Award may be made in such forms as the Committee shall determine at the date of grant or allow (in accordance with applicable law) at the time of payment, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

(d) Nontransferability.  Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by a Participant except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation where permitted under applicable law) and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative.  A Participant’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Participant’s creditors.  The transferee of an Award shall be bound by the provisions of this Plan and the Award Agreement entered into by the Participant and the Company and (unless otherwise determined by the Committee in its absolute discretion) such transferee shall agree in writing on a form prescribed by the Committee to be so bound.

(e) Noncompetition.  The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of the Company or its Subsidiaries.

(f) Change in Control.  The Committee may determine, at the time of granting an Award or thereafter, that such Award shall become fully vested as to all or part of the Shares subject to such Award in the event that a Change in Control occurs with respect to the Company.

7.   General Provisions.

(a) Compliance with Legal and Trading Requirements.  The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required.  The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.  No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law.  The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service.  Neither the Plan nor any action taken thereunder shall be construed as giving any Participant the right to be retained in the employ or service of the Company or any of its Subsidiaries, nor shall it interfere in any way with any right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service at any time in accordance with applicable law.  Under no circumstances will any Participant ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

(c) Taxes.  The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Employee, amounts of withholding social insurance, levies and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Employee’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes and any amount of social insurance and/or levies, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s shareholders to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted or any applicable law, regulation or rule; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e) No Rights to Awards; No Shareholder Rights.  No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees.  No Award shall confer on any Participant any of the rights of a shareholder (including, but not limited to, shareholder voting rights or rights to dividends) of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

(f) Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Provision of Financial Assistance.  The Company (or any Subsidiary) may from time to time at the absolute discretion of the Board (or in the case of a Subsidiary of its board) provide monies to, make loans to, guarantee loans for, or provide any form of financial assistance permitted by applicable law to or for such one or more Participants as it deems fit in order to assist such Participant(s) to acquire Shares on foot of Awards.  Any loan or guarantee shall be on such terms as to repayment, interest or otherwise as the Board (or in the case of a Subsidiary as its board) may determine.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) Not Compensation for Benefit Plans.  No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(j) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of Ireland, without giving effect to principles of conflict of laws thereof.

(l) Effective Date; Plan Termination.  This Plan shall become effective as of 11th May, 2015 (the “Effective Date”), subject to approval by the Directors of the Company.  The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(m) Section 409A.   It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent.  The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

(n) Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only.  In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.